ENGLISH TRANSLATION - TENANCY AGREEMENT OF GUANGZHOU OFFICE

OFFICE TENANCY AGREEMENT

LANDLORD: MR LIU KWONG WAH (hereafter called PARTY A)

TENANT: EURO TECH (CHINA) LTD (hereafter called PARTY B)

PARTY A is willing to rent out his own premise to PARTY B for office use, address of the premises is situated at Rm 2104 21/F South Tower, World Trade Centre, Guangzhou. Both parties agreed to be obliged by this agreement.

1) Then Tenancy period is for one year; starting from 1/4/98 to 31/3/99. Upon the expiry of this agreement, under the same conditions and terms PARTY B have the priority to renew the tenency should PARTY A agree to continue to lease the premises. However the monthly rental fee will be adjusted according to price index.

2) The monthly rental fee for period between 1/4/98 to 31/3/99 is HK$5,000.- The rental fee for current month should be paid on the 30th of the previous month, payment after the specific time is regard as delay. A receipt will be given by PARTY A upon receipt of the rental fee.

3) On signing this agreement, PARTY B should pay PARTY A 3 month rental fee (inclusive of one month rental fee and two month deposit) and telephone deposit HK$10,000.- Total amount is HK$25,000.- Upon expiry of this agreement, PARTY A will pay back the deposit with no interest to PARTY B, provided that PARTY B have settled all outstanding rental fee and expenses incurred.

4) Prior to the effective of this agreement, PARTY A should provide information to PARTY B that all expenses incurred (inclusive of telephone, electricity, management fee and etc) in this premises before 1/4/98 have been settled.

5) Within the tenenacy period, PARTY B is responsible for the management, electricity, telephone fee. PARTY B needs to pay the monthly rental fee on time, if without any reason the rental fee is delayed for one month, PARTY A have the right to deduct the rental fee from PARTY B's deposit and reserve the right to take back the property. If PARTY B delay in paying the management for one month without reason. PARTY A also have the right to deduct the management fee from the deposit and reserve the right to take back the premises.

6) PARTY B have to guarantee that the rented premises is for office use only; and that they will obey the Chinese law and the policies of the Guangzhou government official; the regulations of the management office and no illegal business is carried out in the premise. Any indebtedness of PARTY B have no relationship with PARTY A.

7) Upon expiry or termination of this agreement, PARTY B must restore the original position of the premises on time, and information must provide to PARTY A that PARTY B have paid all expenses (inclusive of electricity, management, telephone fee and etc) incurred during the tenency period. PARTY A will return the deposit to PARTY B, however if PARTY B cannot restore the premise to its original position (exception of reasonable damages), PARTY A have the right to take the deposit as compensation for repair purpose.
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8) If supplement is required for this agreement, the supplement is also valid as the agreement itself.

9) This agreement will be effected after signing by both parties. Both parties have one valid copy.



Signed by PARTY A                               Signed by PARTY B

21/3/98                                         1/4/98